Exhibit 99.6

PERSONAL AND CONFIDENTIAL

July 21, 2008

Board of Directors

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Re: Amendment No. 1 to the Registration Statement on Form S-4 of CME Group Inc., filed July 21, 2008

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 17, 2008, with respect to the fairness from a financial point of view to CME Group Inc. (the “Company”) of the Merger Consideration (as defined in the opinion letter), taken in the aggregate, to be paid by the Company in respect of each share of the common stock, par value $0.01 per share, of NYMEX Holdings, Inc. (“NYMEX”) in the Merger (as defined in the opinion letter) pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008, by and among the Company, CMEG NY Inc., a wholly owned subsidiary of the Company, NYMEX and New York Mercantile Exchange, Inc., a wholly owned subsidiary of NYMEX.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Other Information Regarding the Merger–CME Group’s Financial Advisors have Provided Opinions as to the Fairness, from a Financial Point of View, to CME Group of the Consideration to be Paid in the Merger,” “RISK FACTORS–The fairness opinions obtained by CME Group and NYMEX Holdings from their respective financial advisors will not reflect changes in circumstances between signing the Merger Agreement and the merger,” “THE MERGER–Background of the Merger,” “THE MERGER–CME Group’s Reasons for the Merger; Recommendation of CME Group’s Board of Directors,” “THE MERGER–Opinion of Goldman Sachs, Financial Advisor to CME Group,” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in

Board of Directors

CME Group Inc.

July 21, 2008

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connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)